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                                                                 Exhibit (a)(ii)
                    COHEN & STEERS SPECIAL EQUITY FUND, INC.

                              ARTICLES OF AMENDMENT

     COHEN & STEERS SPECIAL EQUITY FUND, INC., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended by deleting existing Article SECOND in its entirety and substituting in lieu thereof a new Article SECOND to read as follows:

          SECOND: The name of the corporation (which is hereinafter called the "Corporation" is "Cohen & Steers Realty Focus Fund, Inc."

     SECOND: The Charter of the Corporation is hereby further amended by changing the designation of the currently authorized fifty million (50,000,000) shares of Common Stock of the Corporation to shares of Class I Common Stock of the Corporation.

     THIRD: The foregoing amendments to the Charter of the Corporation do not increase the authorized stock of the Corporation or the aggregate par value thereof.

     FOURTH: The foregoing amendments to the Charter of the Corporation have been approved by a majority of the entire Board of Directors of the Corporation. The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

     FIFTH: These Articles of Amendment will become effective on September 30, 2004, at 12:01 a.m.




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     IN WITNESS WHEREOF, COHEN & STEERS SPECIAL EQUITY FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of September __, 2004

WITNESS:                               COHEN & STEERS SPECIAL
                                       EQUITY FUND, INC.


By:                                    By:
    --------------------------------       -------------------------------------
    Robert H. Steers                       Martin Cohen
    Secretary                              President

     THE UNDERSIGNED, President of COHEN & STEERS SPECIAL EQUITY FUND, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                           -------------------------------------
                                           Martin Cohen
                                           President


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